Exhibit 99.1

Fiscal Year Ended
April 30, 2011

Mass Megawatts Wind Power, Inc. Announces Results for Year Ended April 30, 2011

WORCESTER, MA., July 29, 2011 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMMW.OB) reports a net loss of $472,851 or five cents per share of Mass Megawatts Common Stock in the fiscal year ending April 30, 2011. In the previous fiscal year ending April 30, 2010, there was a net loss of eight cents per share of Mass Megawatts Wind Power Common Stock or $644,485.

In the next year, Mass Megawatts anticipates a good demand to the new technology as more large scale electric users understand the new modifications allowing the electric power cost reduction.

Mass Megawatts Wind Power, Inc. is marketing its product, the Multiaxis Turbosystem, identifying specific financing methods for profitable private businesses with large electric expenses.  For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc.’s to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com